LOGO DELTA
                             ---------------------
                             GALIL INDUSTRIES LTD.


                                                                EARNINGS RELEASE

                 DELTA GALIL REPORTS FIRST QUARTER 2006 RESULTS

o Operating income in the first quarter was $3.1 million compared to an operating loss of $1.7 million in the first quarter last year.

o Loss in the first quarter was $1.0 million, or $0.05 diluted loss per share compared to loss of $3.0 million, or $0.16 diluted loss per share in the first quarter last year.

o Negative operating cash flow in the first quarter was $3.6 million compared to negative operating cash flow of $18.8 million in the first quarter of 2005.

o       The Company continues to implement its re-organization plan.

     TEL AVIV, ISRAEL - MAY 9, 2006 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), ("Delta") the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported first quarter 2006 revenues of $172.1 million, a decrease of 1% compared to the $173.5 million in revenues reported in the first quarter of 2005.

     Loss for the first quarter of 2006 was $1.0 million or $0.05 diluted loss per share, compared to loss of $3.0 million or $0.16 diluted loss per share in the first quarter of last year.

     Operating profit in the first quarter of 2006 was $3.1 million, compared to an operating loss of $1.7 million in the first quarter of last year.

     Operating cash flow in the first quarter of 2005 was negative $3.6 million compared to negative cash flow of $18.8 million in the first quarter of last year.

     Mr. Dov Lautman, Chairman and CEO of Delta, stated, "The first quarter 2006 results were positively affected by the continued efforts of our re-organization plan. An increase in quantities enabled revenues to remain stable, despite continued erosion in selling prices, mainly in the European operation. In addition to implementing our re-organization plan, we also are in the midst of implementing a change in our organizational structure. We are doing this in order to better match the Company's structure to the business environment. We believe that these two measures will return Delta to profitability."

                    REVENUES BY GEOGRAPHIC AREA ($ MILLIONS)

                                                                      FIRST QUARTER
                                     --------------------------------------------------------------------------------
                                                       % OF TOTAL                       % OF TOTAL           %
                                          2006          REVENUES           2005          REVENUES           CHG.
                                          ----          --------           ----          --------           ----
 NORTH AMERICA                           104.6            60.8            103.3            59.5             1.3
 EUROPE                                  54.3             31.6             57.7            33.3            (5.9)
 ISRAEL                                  13.2             7.6              12.5            7.2              5.6
                                         ----                              ----
 TOTAL                                   172.1           100.0            173.5           100.0            (0.8)
                                         =====                            =====

            REVENUES AND OPERATING RESULTS BY DIVISIONS ($ MILLIONS)

                                                                        FIRST QUARTER
                                           ------------------------------------------------------------------------
                                                                                               OPERATING
                                                           REVENUES                          PROFIT (LOSS)
                                                           --------                          -------------
                                                                           %
                                              2006          2005          CHG.           2006            2005
                                              ----          ----          ----           ----            ----
DELTA USA                                     69.7          73.5          (5.2)           2.3            3.5
U.S. UPPER MARKET                             22.5          19.6          14.8            0.9           (2.1)
EUROPE(1)                                     39.7          39.7           -,-            0.1           (2.6)
SOCKS-US & EUROPE                             27.8          31.5         (11.7)          (0.1)           1.0
DELTA MARKETING ISRAEL                        12.3          11.6           6.0            1.2            0.9
SEAM-LESS                                      3.5          5.4          (35.2)          (0.3)          (2.3)
CHINA                                          0.5                                       (0.8)          (0.3)
ADJUSTMENTS AND OTHERS                        (3.9)        (7.8)           ___           (0.2)           0.2
                                              -----        -----                         -----           ---
TOTAL                                         172.1        173.5          (0.8)           3.1           (1.7)
                                              =====        =====                          ===           =====


(1) Operating loss in the first quarter of 2005 includes restructuring expenses in the amount of $0.5 million from the closure of a sewing factory in Israel and loss of $1.0 million related to the closure of the logistic center in Hungary.

       OPTION PLAN
       -----------

       The Board of Directors decided to approve two option plans, one for Israeli and other non-U.S. employees and the other for U.S. employees. A total of up to 1,400,000 options, representing approximately 6.5% of the Company's issued capital on a fully diluted basis, may be issued under the plans. Of such number, 1,100,000 options are issuable under the plan for Israeli and other non-U.S. employees and 300,000 options are issuable under the plan for U.S. employees. Each option may be exercised to one ordinary share of the Company, pursuant to terms of the relevant option plan.

       The exercise price of the options granted will be the closing price of the ordinary shares on the Tel Aviv Stock Exchange on Thursday, May 11, 2006 converted to US dollars based on the exchange rate of the US dollar on that date. A total of 813,016 options were granted and 586,984 options remain available for future issuances under the plans. The plan for Israeli employees, which will be treated under the capital gains track under Section 102 of the Israeli Income Tax Ordinance, is subject to the approval of the Israeli Tax Authority. Treatment of the options granted under the plan for U.S. employees as incentive stock options, which have certain tax benefits for those receiving the options, is subject to shareholder approval at the Company's next shareholders meeting.

       The options granted today vest over up to a four-year period and are exercisable over a period of three years after vesting. The vesting of 277,000 options, granted to 11 senior employees, are subject to achievement of financial performance goals. Of these options, 141,000 will vest if the Company's pre-tax net income, excluding one-time capital gains, is at least U.S $27.5 million in 2007, and 136,000 will vest if the Company's pre-tax net income, excluding one-time capital gains, is at least U.S $32.5 million in 2008.

       DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING WAL-MART, MARKS & SPENCER, TARGET, VICTORIA'S SECRET, JC PENNEY, HEMA, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA ,THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR
WEBSITE: WWW.DELTAGALIL.COM

       (THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN.

       FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:
---------

YOSSI HAJAJ           DELTA GALIL INDUSTRIES LTD.         TEL: +972-3-519-3744

U.S. INVESTORS

KATHY PRICE           THE GLOBAL CONSULTING GROUP         TEL: +1-646-284-9430

                                   LOGO DELTA
                             ---------------------
                             GALIL INDUSTRIES LTD.


                      CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      ------------------------------------------


                                                                                        Three months ended              Year ended
                                                                                              March 31                  December 31
                                                                                     ---------------------------        ------------
                                                                                       2006               2005               2005
                                                                                     --------           --------           --------
                                                                                                     In US $ thousands
                                                                                     ---------------------------------------------
Revenues                                                                              172,068            173,458            684,481
Cost of revenues                                                                      142,791            148,762            582,799
                                                                                     --------           --------           --------
Gross profit                                                                           29,277             24,696            101,682
Selling, marketing, general and administrative expenses:
Selling and marketing expenses                                                         21,343             20,505             86,682
General and administrative expenses                                                     4,879              5,146             20,326
Capital loss (gain) from realization of assets                                           (258)                35                 77
Impairment of fixed asset                                                               7,415
Reorganization expenses                                                                   461              9,102
Goodwill impairment                                                                     5,505
Amortization of intangible asset                                                          185                227                779
                                                                                     --------           --------           --------
Operating income (loss)                                                                 3,128             (1,678)           (28,204)
Financial expenses - net                                                                3,030              2,375             10,218
Other income                                                                              300                300
                                                                                     --------           --------           --------
Income (loss) before taxes on income                                                       98             (3,753)           (38,122)
Taxes on income (tax saving)                                                            1,013               (974)            (2,302)
                                                                                                        --------           --------
loss after taxes on income                                                               (915)            (2,779)           (35,820)
Share in loss of an associated company                                                    (83)               (27)
Minority interest in profits of subsidiaries - net                                        (82)               (90)              (500)
                                                                                     --------           --------           --------
Loss for the period                                                                      (997)            (2,952)           (36,347)
                                                                                     ========           ========           ========
Loss per share - basic                                                                  (0.05)             (0.16)             (1.94)
                                                                                     ========           ========           ========
Loss per share - diluted                                                                (0.05)             (0.16)             (1.94)
                                                                                     ========           ========           ========
Weighted average number of shares - in thousands:
Basic                                                                                  18,695             18,695             18,695
                                                                                     ========           ========           ========
Diluted                                                                                18,695             18,847             18,695
                                                                                     ========           ========           ========

                                   LOGO DELTA
                             ---------------------
                             GALIL INDUSTRIES LTD.


                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------


                                                                           MARCH 31         DECEMBER 31
                                                                 -------------------------- ------------
                                                                      2006          2005         2005
                                                                 ------------  ------------ ------------
                                                                              In US $ thousands
                                                                 ---------------------------------------
         ASSETS:
 CURRENT ASSETS:
CASH AND CASH EQUIVALENTS                                             11,184         8,500       14,595
ACCOUNTS RECEIVABLE:
TRADE                                                                112,711       107,782      104,424
OTHER                                                                 11,186        14,162       13,244
INVENTORIES                                                          133,031       171,064      147,142
PROPERTY, PLANT AND EQUIPMENT FOR SALE                                 7,420                      7,420
DEFERRED INCOME TAXES                                                  4,806         4,497        4,726
                                                                 ------------  ------------ ------------
           TOTAL CURRENT ASSETS                                      280,338       306,005      291,551
                                                                 ------------  ------------ ------------

INVESTMENTS AND LONG-TERM RECEIVABLES                                  7,969         7,534        7,436
                                                                 ------------  ------------ ------------
PROPERTY, PLANT AND EQUIPMENT                                        106,929       126,685      109,131
                                                                 ------------  ------------ ------------
OTHER ASSETS AND DEFERRED CHARGES                                     55,189        58,810       53,956
                                                                 ------------  ------------ ------------
INTANGIBLE ASSETS                                                     14,314        14,551       14,499
                                                                 ------------  ------------ ------------
           TOTAL ASSETS                                              464,739       513,585      476,573
                                                                 ============  ============ ============

         LIABILITIES AND SHAREHOLDERS EQUITY:
CURRENT LIABILITIES:
SHORT-TERM BANK CREDIT                                               135,628        96,556      110,183
TRADE                                                                 50,346        56,019       61,255
OTHER                                                                 35,289        34,003       39,164
                                                                 ------------  ------------ ------------
         TOTAL CURRENT LIABILITIES                                   221,263       186,578      210,602
                                                                 ------------  ------------ ------------


LONG-TERM LIABILITIES:
BANK LOANS AND OTHER LIABILITIES                                      47,970        94,889       69,677
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                          7,849         7,451        7,850
DEFERRED INCOME TAXES                                                  1,369         3,237        1,267
                                                                 ------------  ------------ ------------
          TOTAL LONG-TERM LIABILITIES                                 57,188       105,577       78,794
                                                                 ------------  ------------ ------------

          TOTAL LIABILITIES                                          278,451       292,155      289,396
MINORITY INTEREST                                                      2,945         3,301        2,863
SHAREHOLDERS EQUITY                                                  183,343       218,129      184,314
                                                                 ------------  ------------ ------------
          TOTAL LIABILITIES AND SHAREHOLDERS EQUITY                  464,739       513,585      476,573
                                                                 ============  ============ ============

                                   LOGO DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.


                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                  ---------------------------------------------


                                                                                            THREE MONTHS ENDED            YEAR ENDED
                                                                                                 MARCH 31                DECEMBER 31
                                                                                        ---------------------------      -----------
                                                                                         2006            2005                2005
                                                                                        -------         -------             -------
                                                                                           In US $ thousands
                                                                                        ----------------------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

LOSS FOR THE PERIOD                                                                        (997)         (2,952)            (36,347)
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES                  (2,582)        (15,889)             47,951
                                                                                        -------         -------             -------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                      (3,579)        (18,841)             11,604
                                                                                        -------         -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS                                                                 (1,936)         (2,859)            (13,034)
ADDITIONAL PAYMENT FOR THE ACQUISITION OF SUBSIDIARIES                                   (1,621)         (2,274)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                                                   341             271               1,071
PROCEEDS FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANY                               300             300
OTHER                                                                                      (359)           (473)               (510)
                                                                                        -------         -------             -------
NET CASH USED IN INVESTING ACTIVITIES                                                    (3,575)         (2,761)            (14,447)
                                                                                        -------         -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS - NET                                                              (27,957)         (4,548)            (28,079)
SHORT-TERM BANK CREDIT - NET                                                             31,695          13,011              24,957
OTHER                                                                                      (511)         (1,522)
                                                                                        -------         -------             -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                       3,738           7,952              (4,644)
                                                                                        -------         -------             -------

DECREASE IN CASH AND CASH EQUIVALENTS                                                    (3,416)        (13,650)             (7,487)
TRANSLATION IN DIFFERENCES IN CASH AND CASH EQUIVALENTS                                       5             (68)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              14,595          22,150              22,150
                                                                                        -------         -------             -------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    11,184           8,500              14,595
                                                                                        =======         =======             =======

                                   LOGO DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.



               CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
               ---------------------------------------------


                                                                                                Three months ended       Year ended
                                                                                                     MARCH 31            DECEMBER 31
                                                                                              ----------------------     ----------
                                                                                                2006           2005           2005
                                                                                              -------        -------        -------
                                                                                                       In US $ thousands
                                                                                              --------------------------------------

Adjustment required to reflect the cash flows from operating activities:

Income and expenses not involving cash flows:
Depreciation and amortization                                                                   3,692          4,012         15,811
Reorganization expenses and impairment of assets                                                                             19,390
Deferred income taxes - net                                                                        16         (2,479)        (4,937)
Capital gain from realization of investment in associated company                                               (300)          (300)
Capital (gain) loss from sales of fixed assets                                                   (258)            35             77
Other                                                                                             303            (24)           698
                                                                                              -------        -------        -------
                                                                                                3,753          1,244         30,739
                                                                                              -------        -------        -------

Changes in operating assets and liabilities items:

Increase in accounts receivable                                                                (6,282)        (6,171)        (2,130)
Decrease in accounts payable and accruals                                                     (14,162)       (23,665)       (17,127)
Decrease in inventories                                                                        14,109         12,703         36,469
                                                                                              -------        -------        -------
                                                                                               (6,335)       (17,133)        17,212
                                                                                              -------        -------        -------
                                                                                               (2,582)       (15,889)        47,951
                                                                                              =======        =======        =======